FLEXIBLE PREMIUM VARIABLE LIFE                               METLIFE INSURANCE
INSURANCE POLICY                                                   COMPANY USA

METLIFE

BRIEF DESCRIPTION OF YOUR POLICY                           YOUR METLIFE POLICY
This is a flexible premium variable life insurance policy
where premiums can be paid until Attained Age 121. It      Insured
does not pay dividends. THIS POLICY DOES NOT HAVE          [JOHN MIDDLE DOE]
SURRENDER CHARGES. You may continue the coverage provided
by the Policy beyond Attained Age 121. See the Benefits    Policy Number
on or after Attained Age 121 provision. If the Insured     [SPECIMEN]
dies while the Policy is in force, we will pay the Policy
Proceeds to the Beneficiary. We must receive due proof of Issue Age of Insured the Insured's death. The Policy Proceeds are described in [35] the Payment to Your Beneficiary provision. Any payment will be subject to all of the provisions of the Policy.

THE AMOUNT AND/OR DURATION OF YOUR POLICY'S DEATH BENEFIT  Sex of Insured
MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED    [MALE]
IN THE BENEFITS PROVIDED BY YOUR POLICY SECTION. YOUR
POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT MAY       Policy Start Date
INCREASE OR DECREASE, DEPENDING ON THE SEPARATE ACCOUNT    [SEPTEMBER 1, 2015]
INVESTMENT EXPERIENCE AND THE INTEREST CREDITED TO THE
FIXED ACCOUNT. SEE THE SEPARATE ACCOUNT CASH VALUE AND     Policy Issue Date
FIXED ACCOUNT CASH VALUE PROVISIONS FOR DETAILS.           [SEPTEMBER 1, 2015]

RIGHT TO EXAMINE YOUR POLICY
PLEASE READ THE POLICY TO BE SURE IT MEETS YOUR NEEDS.
YOU MAY RETURN THE POLICY TO OUR DESIGNATED OFFICE OR TO
OUR REPRESENTATIVE WITHIN [10] DAYS FROM THE DATE YOU
RECEIVE IT. IF YOU RETURN IT WITHIN THIS PERIOD, WE WILL
REFUND: THE CASH VALUE AS OF THE DATE WE RECEIVE THE
RETURNED POLICY; PLUS ANY CHARGES DEDUCTED FROM THE
PREMIUMS PAID; PLUS ANY CHARGES DEDUCTED FROM THE CASH
VALUE; AND MINUS ANY POLICY LOAN BALANCE. THE POLICY WILL
BE VOID FROM THE START.

The Policy is a legal contract between the Owner and MetLife Insurance Company USA.

PLEASE READ YOUR CONTRACT CAREFULLY.

MetLife Insurance Company USA
Main Administrative Office: [Warwick, RI 02887]


/s/ Eric T. Steigerwalt             /s/ Jacob Jenkelowitz
President                           Secretary

5E-47-15-CV                                                             Page 1

TABLE OF CONTENTS

                                                                           PAGE
Policy Specifications.....................................................   3
   Schedule of Benefits...................................................   3
   Planned Premium Payments...............................................   3
   Schedule of Charges....................................................   4
   Table of Guaranteed Maximum Monthly Cost of Insurance Rates............   6
   Minimum Death Benefit Factors..........................................   7
Definitions...............................................................   9
Premium Payments for Your Policy..........................................  11
   Premiums, Grace Period and Reinstatement...............................  11
Conversion Right..........................................................  13
Your Policy's Value.......................................................  13
   Cash Value.............................................................  13
Accessing Your Policy's Value.............................................  16
   Cash Surrender Value of Your Policy....................................  16
   Loans..................................................................  16
   Withdrawals............................................................  17
   Fixed Account Withdrawals and Transfers................................  18
   Transfers..............................................................  18
   Surrenders.............................................................  19
   Postponement of Payments and Transfers.................................  19
Changing Your Policy......................................................  20
   Policy Changes.........................................................  20
Benefits Provided by Your Policy..........................................  21
   Death Benefit..........................................................  21
   Benefits on or after Attained Age 121..................................  22
   Payment of the Policy Benefits.........................................  22
Available Payment Options.................................................  23
   Payment Options........................................................  23
   Life Income Tables.....................................................  24
Charges Applied to Your Policy............................................  25
   Charges Included in the Monthly Deduction..............................  25
   Other Charges..........................................................  26
General Provisions of Your Policy.........................................  27
   Separate Account and Investment Divisions..............................  27
   General Provisions.....................................................  28
   Owner and Beneficiary..................................................  30

Riders, Endorsements and Amendments, if any, and a copy of the Application are a part of the Policy and follow the Owner and Beneficiary Section.

5E-47-15-CV                                                             Page 2

POLICY SPECIFICATIONS

SCHEDULE OF BENEFITS                                                  YOUR METLIFE POLICY

                                                                      Insured
                                          Face Amount/                [JOHN MIDDLE DOE]
Policy Plan/Benefit                       Benefit Amount Risk Class
-------------------                       -------------- ------------
FLEXIBLE PREMIUM VARIABLE                   [$50,000]    [STANDARD    Policy Number
LIFE INSURANCE                                           SMOKER]      [SPECIMEN]

                                                                      Initial Face Amount
                                                                      [$50,000]

                                                                      Issue Age of Insured
PLANNED PREMIUM PAYMENTS*                                             [35]

PLANNED FIRST YEAR LUMP SUM                              [$0]         Sex of Insured
                                                                      [MALE]
PLANNED [ANNUAL] PREMIUM PAYMENTS
                                                                      Date of Coverage
  PAYMENTS FOR YEAR 1                                    [$1000.00]   [SEPTEMBER 1, 2015]
  PAYMENTS FOR YEARS 2 - 20                              [$1000.00]
  PAYMENTS FOR YEARS 21 & LATER                          [$1000.00]   Death Benefit Option
                                                                      [A]

                                                                      Fixed Account Cash
WITHDRAWING MONEY FROM YOUR POLICY                                    Value Guaranteed
                                                                      Interest Rate
MAXIMUM NUMBER OF WITHDRAWALS YEARLY                     [12]         [2.0%]
MINIMUM WITHDRAWAL AMOUNT                                [$100.00]
PERCENTAGE USED TO CALCULATE MAXIMUM                     [90.0%]      Loan Interest Rate
WITHDRAWAL AMOUNT                                                     Credited
                                                                      [2.0%]

OTHER LIMITS THAT APPLY TO YOUR POLICY                                Separate Account
                                                                      [METLIFE INVESTORS USA
MINIMUM FACE AMOUNT                                      [$50,000.00] VARIABLE LIFE ACCOUNT A]
MINIMUM FACE AMOUNT DECREASE                             [$5,000.00]
MINIMUM FACE AMOUNT INCREASE                             [$5,000.00]
MINIMUM PREMIUM PAYMENT AMOUNT                           [$50.00]
MINIMUM LOAN AMOUNT                                      [$100.00]
MAXIMUM FIXED ACCOUNT ALLOCATION PERCENT                 [100.0%]
MAXIMUM FIXED ACCOUNT WITHDRAWAL PERCENT                 [25.0%]

* It is possible that insurance coverage may not continue to Attained Age 121 even if your Planned Premium Payments are paid in a timely manner. You may change your Planned Premium Payments; however, new Policy Specifications pages will not be sent to you for such a change.

We may offer you promotional programs.

                                                              [(Sex-Distinct)]
                                                                        Page 3

POLICY SPECIFICATIONS

SCHEDULE OF CHARGES                                                     YOUR METLIFE POLICY

MAXIMUM PERCENT OF PREMIUM CHARGE #                                     Insured
                          For Premium Payments   For Premium            [JOHN MIDDLE DOE]
                          up to and including    Payments in excess of
                          [$94.05]## each policy [$94.05]## each policy Policy Number
                          year                   year                   [SPECIMEN]
    YEAR 1                4.00%                  4.00%
    YEARS 2-10            6.00%                  6.00%                  Initial Face Amount
    YEARS 11-20           6.00%                  6.00%                  [$50,000]
    YEARS 21 & LATER      6.00%                  6.00%
                                                                        Issue Age of Insured
MAXIMUM MONTHLY POLICY CHARGE #                                         [35]
    YEARS 1 - 20          $20.00
    YEARS 21 & LATER      $20.00                                        Sex of Insured
                                                                        [MALE]
MAXIMUM MONTHLY COVERAGE EXPENSE CHARGE #
    YEAR 1                1.2693 per $1,000                             Date of Coverage
    YEARS 2 - 20          0.1813 per $1,000                             [SEPTEMBER 1, 2015]
    YEARS 21 & LATER      0.0000 per $1,000
                                                                        Death Benefit Option
MAXIMUM MONTHLY MORTALITY AND EXPENSE RISK CHARGE #                     [A]
Percent of Cash Value in Separate Account
    YEARS 1 - 10          0.124%
    YEARS 11 - 20         0.124%
    YEARS 21 - 30         0.021%
    YEARS 31+             0.021%

MAXIMUM FIXED LOAN INTEREST RATE
    YEARS 1- 10           5.00%
    YEARS 11 & LATER      2.25%

MAXIMUM TRANSFER PROCESSING CHARGE
    ALL YEARS             [$25.00]

# If the Policy is reinstated, any time that the Policy was not in force will not be counted when we determine the charges.

## This premium (called "Target Premium") will be recalculated if: any Requested Increase or decrease in Face Amount is made; any riders are changed, added or removed; there is a change in the Insured's risk class; a Withdrawal that decreases the Face Amount is made; or there was a misstatement of the Insured's age or sex. We will send you a new Policy Specifications page reflecting the new premiums upon any of these changes.

POLICY SPECIFICATIONS

The length of time coverage will remain in force depends on: the amount, timing, and frequency of premium payments; current charges; investment experience of the Investment Divisions you chose; interest credited to any of your Policy's cash value in the Fixed Account; Loans taken; transfers or Withdrawals made; and the cost of additional benefits. The Planned Premium Payment may need to be increased to keep the Policy in force.

The Policy will stay in effect after Attained Age 121 as long as the Cash Surrender Value remains greater than or equal to zero. No charges will be taken on or after Attained Age 121. However, Loan Interest will be charged on any Policy Loan.

The result of any changes to the Cost of Insurance Rates and charges shown above will not exceed the maximums shown. Credited interest rates may be changed at any time. Factors may only be changed based on changes in our future expectations as to: mortality; investment earnings; taxes; expenses; capital and reserve requirements; and persistency. Changes will be made only according to procedures and standards filed, if required, with the insurance supervisory official of the state which governs the Policy. Changes will be made on a future basis only (and will not recoup past losses or distribute past gains) and will not be unfairly discriminatory.

ALL CHARGES ARE FULLY DESCRIBED IN YOUR POLICY IN THE CHARGES APPLIED TO YOUR POLICY SECTION.

POLICY SPECIFICATIONS

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE YOUR METLIFE POLICY
RATES (PER $1,000 OF NET AMOUNT AT RISK)
                                                      Insured
ATTAINED          ATTAINED          ATTAINED          [JOHN MIDDLE DOE]
  AGE     RATE      AGE     RATE      AGE     RATE
                                                      Policy Number
  [35    0.1669     65     2.2468     95     28.2573  [SPECIMEN]
   36    0.1761     66     2.4306     96     30.0201
   37    0.1861     67     2.6097     97     31.9177  Initial Face Amount
   38    0.2003     68     2.7986     98     33.9667  [$50,000]
   39    0.2145     69     2.9861     99     36.1845
   40    0.2312     70     3.2137     100    38.5896  Issue Age of Insured
   41    0.2529     71     3.4636     101    40.4556  [35]
   42    0.2780     72     3.8045     102    42.4671
   43    0.3081     73     4.1484     103    44.6307  Sex of Insured
   44    0.3440     74     4.4971     104    46.9670  [MALE]
   45    0.3817     75     4.9044     105    50.0748
   46    0.4168     76     5.3400     106    53.5075  Date of Coverage
   47    0.4562     77     5.8461     107    57.3154  [SEPTEMBER 1, 2015]
   48    0.4780     78     6.4346     108    61.5548
   49    0.5031     79     7.1090     109    66.3061  Basis of Computation of
   50    0.5391     80     7.8348     110    71.6577  Minimum Cash Value
   51    0.5819     81     8.6545     111    77.7405  [2001 CSO MORTALITY
   52    0.6406     82     9.4891     112    83.3334  TABLE FOR A MALE
   53    0.7070     83     10.3726    113    83.3334  SMOKER, AGE NEAREST
   54    0.7901     84     11.3433    114    83.3334  BIRTHDAY]
   55    0.8843     85     12.4986    115    83.3334
   56    0.9803     86     13.7805    116    83.3334  Monthly Cost of
   57    1.0823     87     15.1795    117    83.3334  Insurance Factor
   58    1.1625     88     16.6739    118    83.3334  [1.00165158]
   59    1.2553     89     18.2468    119    83.3334
   60    1.3678     90     19.8801    120    83.3334
   61    1.5075     91     21.3789    121+   0.0000]
   62    1.6763     92     22.9345
   63    1.8640     93     24.5715
   64    2.0565     94     26.3019

POLICY SPECIFICATIONS

MINIMUM DEATH BENEFIT FACTORS                                     YOUR METLIFE POLICY

ATTAINED              ATTAINED              ATTAINED              Insured
   AGE      FACTOR       AGE      FACTOR       AGE      FACTOR    [JOHN MIDDLE DOE]

   [35       2.50        65        1.20        95        1.01     Policy Number
    36       2.50        66        1.19        96        1.01     [SPECIMEN]
    37       2.50        67        1.18        97        1.01
    38       2.50        68        1.17        98        1.01     Date of Coverage
    39       2.50        69        1.16        99        1.01     [SEPTEMBER 1, 2015]
    40       2.50        70        1.15        100       1.01
    41       2.43        71        1.13        101       1.01     Death Benefit
    42       2.36        72        1.11        102       1.01     Calculation Test*
    43       2.29        73        1.09        103       1.01     [GUIDELINE PREMIUM
    44       2.22        74        1.07        104       1.01     TEST]
    45       2.15        75        1.05        105       1.01
    46       2.09        76        1.05        106       1.01
    47       2.03        77        1.05        107       1.01
    48       1.97        78        1.05        108       1.01
    49       1.91        79        1.05        109       1.01
    50       1.85        80        1.05        110       1.01
    51       1.78        81        1.05        111       1.01
    52       1.71        82        1.05        112       1.01
    53       1.64        83        1.05        113       1.01
    54       1.57        84        1.05        114       1.01
    55       1.50        85        1.05        115       1.01
    56       1.46        86        1.05        116       1.01
    57       1.42        87        1.05        117       1.01
    58       1.38        88        1.05        118       1.01
    59       1.34        89        1.05        119       1.01
    60       1.30        90        1.05        120       1.01
    61       1.28        91        1.04        121+      1.01]
    62       1.26        92        1.03
    63       1.24        93        1.02
    64       1.22        94        1.01

* This test is used to determine whether this Policy qualifies as life insurance under applicable tax law. You may not change the test, which was chosen on the Application, after the Policy has been issued.

                                SEE NEXT PAGE.

DEFINITIONS

DEFINITIONS

APPLICATION                             INITIAL FACE AMOUNT
Application means the application,      The Initial Face Amount of the Policy
including any amendments, for: your     is the Face Amount of the Policy on
Policy; any riders that are made a      the Policy Start Date. The Initial
part of your Policy; and any policy     Face Amount can be decreased as
changes. A copy of your Application is described in the Decreasing Your attached to and is part of the Policy. Policy's Face Amount provision. Each piece of coverage will have its own
ATTAINED AGE                            Initial Face Amount.
The Attained Age is equal to the Issue
Age plus the number of completed        INSURED
policy years. This includes any period  The Insured is the person whose life
during which the Policy was lapsed.     is covered by the Policy.

CASH VALUE                              INVESTMENT DIVISION
The Cash Value is equal to the total    An Investment Division is a sub
of: the cash value in the Fixed         account of the Separate Account that
Account; plus the cash value in the     invests in shares of an open-end
Investment Divisions; plus the cash     management investment company or other
value in the Loan Account. See the      pools of investment assets.
Cash Value Section for details.
                                        INVESTMENT START DATE
DATE OF COVERAGE                        The Investment Start Date is the date
The Date of Coverage is the effective   the first Net Premium is applied to
date of each piece of the Policy's      your Policy. It is the later of: the
Face Amount. The Date of Coverage for   date we receive your first premium;
the Initial Face Amount is the same as  and the Policy Issue Date.
the Policy Start Date. The Date of
Coverage for each increase in Face      IN WRITING
Amount will be shown on the Policy      In Writing means in a written or other
Specifications page for that piece of   form satisfactory to us and received
coverage. The contestable and suicide   at our Designated Office.
periods for each increase in Face
Amount are measured from that           ISSUE AGE
coverage's Date of Coverage.            The Issue Age is the age of the
                                        Insured. It is determined by using his
DESIGNATED OFFICE                       or her birthday nearest to the Policy
The Designated Office is our Main       Start Date.
Administrative Office or any other
office we designate.                    LOAN ACCOUNT
                                        The Loan Account is the account to
EXCESS LOAN                             which we will transfer the amount of
An Excess Loan occurs when the Policy   any Loan from the Fixed Account and
Loan Balance exceeds the Cash Value of  the Investment Divisions.
the Policy.
                                        MONTHLY ANNIVERSARY
FACE AMOUNT                             The Monthly Anniversary date of your
The Face Amount of the Policy is shown Policy is the same date in each month on the Policy Specifications page. The as the Policy Start Date. However,
Face Amount may be increased or         when the Monthly Anniversary falls on
decreased as described in the Changing  a date other than a Valuation Date,
Your Policy's Face Amount provision.    the Monthly Anniversary will be deemed
                                        the next Valuation Date.
FIXED ACCOUNT
The Fixed Account is a part of our
general account. You may allocate your
Net Premiums and transfer amounts to
the Fixed Account. It provides
guarantees of principal and interest.

5E-47-15-CV                                                             Page 9

DEFINITIONS
(CONTINUED)

NET AMOUNT AT RISK                      PAYEE
The Net Amount at Risk is used to       A Payee is a person, corporation,
determine the Monthly Cost of           partnership, trust or charity entitled
Insurance for your Policy.              to receive the Policy Proceeds,
                                        surrender proceeds or Withdrawal
For Death Benefit Option A, the Net     amount in one sum or under a Payment
Amount at Risk is equal to: the         Option.
greatest of the Face Amount divided by
the Monthly Cost of Insurance Factor,   If the Payee is not a natural person,
the Cash Value times the applicable     the choice of a Payment Option will be
Minimum Death Benefit Factor, and the   subject to our consent.
minimum death benefit required by
applicable tax law; less the Cash       PLANNED FIRST YEAR LUMP SUM
Value.                                  The Planned First Year Lump Sum is the
                                        amount of premium stated in the
For Death Benefit Option B, the Net     Application that is intended to be
Amount at Risk is equal to: the         paid as a lump sum by the first policy
greatest of the Face Amount divided by  anniversary. This amount is shown on
the Monthly Cost of Insurance Factor    the Policy Specifications page.
plus the Cash Value, the Cash Value
times the applicable Minimum Death      PLANNED PREMIUM PAYMENT
Benefit Factor, and the minimum death   The Planned Premium Payment is the
benefit required by applicable tax      amount stated in the Application that
law; less the Cash Value.               is intended to be paid as a premium on
                                        the Planned Premium Payment Due Dates.
The Cash Value used in the Net Amount   This amount is shown on the Policy
at Risk calculation is the Cash Value   Specifications page 3. You may change
at the start of the policy month        this amount by making a request In
before the deduction of the Total       Writing.
Monthly Cost of Insurance.
                                        PLANNED PREMIUM PAYMENT DUE DATE
The Monthly Cost of Insurance Factor    The Planned Premium Payment Due Date
is shown on the Policy Specifications   is based on the Policy Start Date and
page. The applicable Minimum Death      the mode in which you choose to pay
Benefit Factor is based on the          premiums. If premiums are paid on an
Insured's Attained Age. It is shown on  annual mode, it is the policy the Minimum Death Benefit Factors page. anniversary each year. If premiums are paid on other than an annual mode, it
If the Face Amount or Death Benefit of  is the policy anniversary and each
a rider is to be included for the       semi-annual, quarterly or Monthly
purposes of calculating the Net Amount  Anniversary, as applicable.
at Risk under the Death Benefit
Options, it will be indicated in the    POLICY ISSUE DATE
rider.                                  The Policy Issue Date is used to
                                        measure the contestable and suicide
The Cash Value used in the Net Amount   periods for the initial coverage.
at Risk calculation will not be less
than zero.                              POLICY LOAN BALANCE
                                        The Policy Loan Balance at any time is
The Net Amount at Risk will be          equal to the outstanding Loan plus
allocated to the pieces of coverage in  Loan Interest accrued to date.
the following order:
                                        POLICY PROCEEDS
1. Each increase in Face Amount in      The Policy Proceeds is the amount paid
   succession, starting with the most   to the Beneficiary upon receipt of due
   recent increase; and then            proof of the Insured's death.
2. To the coverage provided by the
   remaining Initial Face Amount        POLICY START DATE
   (which includes any increase in      The Policy Start Date is used to
   Face Amount resulting from a Death   measure policy years, months and
   Benefit Option change).              anniversaries. It may be referred to
                                        as Policy Date on the Application.
NET PREMIUM
The Net Premium is the part of the
premium that will be applied to your
Policy's Cash Value. It is equal to:
the premium paid; less the premium
paid times the applicable Percent of
Premium Charge for the current policy
year.

5E-47-15-CV                                                            Page 10

DEFINITIONS                             PREMIUM PAYMENTS FOR YOUR
(CONTINUED)                             POLICY

                                        PREMIUMS, GRACE PERIOD AND
                                        REINSTATEMENT

REQUESTED INCREASE                      PAYING PREMIUMS FOR YOUR POLICY
A Requested Increase is an increase in The first premium is due as of the Face Amount that you applied for after Policy Start Date. The Policy will not
the Policy Issue Date.                  be in force until the first premium is
                                        paid. If you have the Policy and the
SEC                                     first premium has not been paid, we
"SEC" stands for the United States      will consider that you have the Policy
Securities and Exchange Commission.     for inspection only. Premiums after
                                        the first premium must be paid at our
SEPARATE ACCOUNT                        Designated Office.
The Separate Account is a separate
investment account created by us to     Premiums may be paid in any amount and
receive and invest your Net Premiums.   at any interval subject to the
The Separate Account is divided into    following conditions:
subaccounts that correspond to the
Investment Divisions.                   1. There is a minimum amount for
                                           premium payments. Except with our
VALUATION DATE                             consent, any premium payment must
A Valuation Date is each day that the      be at least the Minimum Payment
New York Stock Exchange is open for        Amount shown on the Policy
trading and the SEC has not restricted     Specifications page.
trading or declared an emergency. Each  2. Total premiums paid in any policy
Valuation Date ends at the close of        year may not be equal to or exceed
regular trading on the New York Stock      an amount that would cause the
Exchange.                                  Policy to fail to qualify as life
                                           insurance under applicable tax law.
VALUATION PERIOD                        3. Premium payments cannot be made
A Valuation Period is the period           after Attained Age 121, unless they
between the ends of two successive         are required under a Grace Period.
Valuation Dates. Net Premium            4. If we receive a premium that causes
allocations, requests for transfers,       the Death Benefit to increase by an
future allocation changes, Loans,          amount that exceeds that Net
Withdrawals, and surrenders will take      Premium, we have the right to
effect as of the end of the Valuation      refuse that premium payment. We may
Period in which we receive the premium     require additional evidence of
payment or the request In Writing.         insurability before we accept that
                                           premium payment.
WE, US AND OUR
MetLife Insurance Company USA.          You may request a change to your
                                        Planned Premium Payments. However, we
YOU AND YOUR                            will not process an increase to the
The Owner of the Policy.                Planned Premium Payment if payment of
                                        the increased planned premium would
                                        cause the Policy to fail to qualify as
                                        life insurance under applicable tax
                                        law.

                                        If we receive a payment, we will treat
                                        it as a premium payment, unless you
                                        request otherwise In Writing.

5E-47-15-CV                                                            Page 11

PREMIUM PAYMENTS FOR YOUR POLICY
(CONTINUED)

ALLOCATING NET PREMIUMS                 GRACE PERIOD FOR SUBMITTING ANY AMOUNT
You may allocate the Net Premiums       DUE
among the Fixed Account and the         If, on a Monthly Anniversary date, the
Investment Divisions. Percentages must  Cash Surrender Value is less than the
be in whole numbers. Also, your total   next Monthly Deduction, we will give
allocation must equal 100%.             you a 62-day period called the "Grace
                                        Period" to allow you to pay a premium
There is a limit to the amount of cash  large enough to keep your Policy from
value you may have in the Fixed         lapsing. The required premium is
Account. The cash value in the Fixed    called the "Amount Due". At the start
Account immediately after payment of    of the Grace Period, we will send a
the premium may not exceed: the Fixed   notice of the Amount Due. We will send
Account cash value plus the Separate    this notice to your last known address
Account cash value; times the Maximum   and to that of any assignee on record.
Fixed Account Allocation Percent. We    If we do not receive the Amount Due by
reserve the right to change the amount  the end of the Grace Period: the you may allocate to the Fixed Account.  Policy will lapse; and it will terminate without Cash Surrender Value.
The initial allocation is shown on the
Application.                            If the Insured dies during the Grace
                                        Period, any Amount Due will be
As of the Investment Start Date, your   deducted from the Policy Proceeds.
Net Premiums will be applied to the
Fixed Account and Investment Divisions REINSTATING YOUR POLICY AFTER LAPSE according to the allocations you chose If the Policy has lapsed, you may
in the Application. Future Net          reinstate your Policy (excluding
Premiums will be allocated to the       riders) prior to Attained Age 121 and
Fixed Account and the Investment        within three years after the date of
Divisions according to the allocations  lapse. This is called a
you have chosen as of the date we       "Reinstatement". Riders can be
receive the premium at our Designated   reinstated if stated in the rider or
Office.                                 with our consent. To reinstate your
                                        Policy, you must submit a request In
YOU MAY CHANGE THE ALLOCATION           Writing and the following:
While your Policy is in force, you may
change the allocation of Net Premiums   1. Proof that the Insured is insurable
among the Fixed Account and the            by our standards.
Investment Divisions. The rules that    2. Payment of the Monthly Deductions
apply to any allocation are outlined       that were due and not paid at the
in the Allocating Net Premiums             time of lapse.
provision. Any change in allocation     3. Payment of an amount large enough
percentages will take effect when we       to keep the Policy in force for at
receive your request In Writing.           least four months.

CONTINUATION OF INSURANCE AFTER         Any Loan in effect at the time of
PREMIUM PAYMENTS STOP                   lapse may be paid or reinstated. If
If you stop making premium payments,    the Loan is reinstated, the reinstated
the insurance provided under the        Cash Value will be reduced by any Loan
Policy, including benefits provided by  Interest due at the time of lapse. If
any rider made a part of the Policy,    the Loan is not reinstated, the
will continue under the provisions of   reinstated Cash Value will be reduced
the Policy for as long as the Cash      by any Policy Loan Balance at the time
Surrender Value is large enough to      of lapse.
cover the Monthly Deductions. See the
Grace Period for Submitting Any Amount  If the Insured is alive on the date we
Due provision.                          approve the request for Reinstatement,
                                        the Policy will be in force from the
                                        date we approve the Reinstatement
                                        application. We will deduct a full
                                        Monthly Deduction for the policy month
                                        in which we approve the Reinstatement
                                        application.

                                        If the Insured is not alive on the
                                        date we approve the request for
                                        Reinstatement, such approval is void.

                                        The Maximum Monthly Mortality and
                                        Expense Risk Charge, Maximum Monthly
                                        Coverage Expense Charge, Maximum
                                        Monthly Policy Charge and Maximum
                                        Percent of Premium Charge at the time
                                        of Reinstatement will be those in
                                        effect at the time of lapse. See the
                                        Charges Applied to Your Policy Section.

5E-47-15-CV                                                            Page 12

CONVERSION RIGHT                        YOUR POLICY'S VALUE

                                        CASH VALUE

CONVERSION RIGHT                        CASH VALUE OF YOUR POLICY
While the Policy is in force during     The Cash Value of your Policy is equal
the first 24 policy months, you have a  to the total of the values in the
one-time right to exchange the Policy   Fixed Account, the Separate Account
to a new permanent fixed benefit life   and the Loan Account. See the Cash
policy on the life of the Insured,      Surrender Value of Your Policy
without proof of insurability. We, or   provision for information on the value
an affiliate, will issue the new        available to you.
policy on the following basis:
1. The new policy will have the same    FIXED ACCOUNT CASH VALUE
   Policy Start Date and Policy Issue   The cash value in the Fixed Account on
   Date as this Policy;                 the Investment Start Date is equal to:
2. The Face Amount of the new policy    the part of the Net Premiums received
   may not be greater than the Face     and allocated to the Fixed Account;
   Amount, not including riders, of     less the portion of the Monthly
   this Policy on the exchange date;    Deductions due from the Policy Start
3. The cost of insurance rates for the  Date through the Investment Start
   new policy will be based on the      Date, if any, charged to the Fixed
   Insured's age, smoker status, sex,   Account.
   and risk class in use on the Policy
   Issue Date of this Policy. If the    The cash value in the Fixed Account on
   risk class of this Policy is not     any day after the Investment Start
   offered on the new policy, we will   Date is equal to:
   use the risk class closest to it;    1. The cash value in the Fixed Account
4. The new policy will be a permanent      on the prior day, with interest on
   fixed benefit plan agreed to by the     such value at the current rate; less
   issuing company, to the extent       2. Any Withdrawal made on that day;
   available for sale by that company      less
   on the exchange date and subject to  3. Any amount transferred from the
   any limits under applicable tax law     Fixed Account to the Investment
   and other applicable rules;             Divisions on that day (including
5. The Cash Value of this Policy will      any part of a Transfer Processing
   be transferred to the new policy as     Charge taken from the Fixed
   of the exchange date;                   Account); plus
6. Any premium from this Policy that    4. Any part of a Net Premium received
   is in excess of any premium due for     and allocated to the Fixed Account
   the new policy may be applied as an     on that day; plus
   advance premium. If the conversion   5. Any amounts transferred to the
   results in an increase in cash          Fixed Account on that day; plus
   value on the new policy, the         6. Any loan repayments received and
   increase must be paid by you. If a      allocated to the Fixed Account on
   decrease in cash value results, we      that day; plus
   will return such amount to you;      7. Any amount transferred from the
7. Any Loan and loan interest due on       Loan Account to the Fixed Account
   the exchange date must be paid          on that day; less
   prior to the issue of the new        8. Any amount transferred from the
   policy;                                 Fixed Account to the Loan Account
8. Any riders attached to this Policy      on that day; less
   will be attached to the new policy   9. If that day is a Monthly
   only if available for such policy;      Anniversary, the part of the
9. The new policy will be subject to       Monthly Deduction charged to the
   any assignments and limitations to      Fixed Account to cover the policy
   which this Policy is subject.           month that starts on that day.

5E-47-15-CV                                                            Page 13

YOUR POLICY'S VALUE
(CONTINUED)

SEPARATE ACCOUNT CASH VALUE             VARIABLE ACCUMULATION UNITS
The cash value in each Investment       At the end of a Valuation Date, the
Division on the Investment Start Date   current market value of an Investment
is equal to: the part of the Net        Division is determined by multiplying
Premiums received and allocated to the  that Investment Division's
Investment Division; less the part of   accumulation unit value by the number
the Monthly Deductions due from the     of Investment Division accumulation
Policy Start Date through the           units held under the Policy.
Investment Start Date, if any, charged
to the Investment Division.             The number of Investment Division
                                        accumulation units will increase when:
The cash value in each Investment       any part of a Net Premium is received
Division on any day after the           and allocated to that Investment
Investment Start Date is equal to:      Division; amounts are transferred to
1. The cash value in the Investment     that Investment Division; or Loans are
   Division on the last Valuation Date  repaid and credited to that Investment
   times that Investment Division's     Division.
   Net Investment Factor for the
   current Valuation Period; less       The number of Investment Division
2. Any Withdrawal from the Investment   accumulation units will decrease when:
   Division during the current          1. Any part of the Monthly Deduction
   Valuation Period ; less                 is taken from that Investment
3. Any amounts transferred from the        Division;
   Investment Division during the       2. A Loan is taken from that
   current Valuation Period (including     Investment Division;
   any part of a Transfer Processing    3. An amount is transferred from that
   Charge taken from the Investment        Investment Division;
   Division); plus                      4. A Transfer Processing Charge is
4. Any part of a Net Premium received      taken from that Investment
   and allocated to the Investment         Division; or
   Division during the current          5. A Withdrawal is taken from that
   Valuation Period; plus                  Investment Division.
5. Any amounts transferred to the
   Investment Division from the Fixed   VALUE OF EACH ACCUMULATION UNIT
   Account or from another Investment   The value of an accumulation unit may
   Division during the current          increase or decrease from one
   Valuation Period; plus               Valuation Period to the next. For any
6. Any loan repayments received and     Valuation Period, the value is equal
   allocated to the Investment          to the value of an accumulation unit
   Division during the current          for the prior Valuation Period times
   Valuation Period; plus               the Net Investment Factor for that
7. Any amount transferred from the      Investment Division for the current
   Loan Account to the Investment       Valuation Period.
   Division during the current
   Valuation Period; less
8. Any amount transferred from the
   Investment Division to the Loan
   Account during the current
   Valuation Period; less
9. If a Monthly Anniversary occurs
   during the current Valuation
   Period, the part of the Monthly
   Deduction charged to the Investment
   Division during the current
   Valuation Period to cover the
   policy month that starts during
   that Valuation Period.

5E-47-15-CV                                                            Page 14

YOUR POLICY'S VALUE
(CONTINUED)

NET INVESTMENT FACTOR                   CASH VALUE OF YOUR POLICY ON AND AFTER
The Net Investment Factor measures the  ATTAINED AGE 121
investment performance of an            If the Policy is continued beyond
Investment Division during a Valuation  Attained Age 121, the Cash Value on
Period. The Net Investment Factor for   and after Attained Age 121 will be
each Investment Division for a          determined in the same way described
Valuation Period is equal to:           above, except:
1. The value of the assets at the end   1. There will be no Monthly Deductions
   of the last Valuation Period; plus      taken; and
2. The investment income and capital    2. Premium Payments cannot be made on
   gains, realized or unrealized,          or after Attained Age 121, except
   credited to the assets during the       for payments required under a Grace
   Valuation Period for which the Net      Period.
   Investment Factor is being
   determined; less                     THE INTEREST WE CREDIT TO YOUR
3. The capital losses, realized or      POLICY'S CASH VALUE IN THE FIXED
   unrealized, charged against the      ACCOUNT
   assets during the Valuation Period;  Interest is credited to the amount of
   less                                 your Policy's cash value in the Fixed
4. Any amount charged against the       Account. The effective annual interest
   Investment Division for taxes,       rate credited will never be less than
   including any tax or other economic  the Fixed Account Cash Value
   burden resulting from the            Guaranteed Interest Rate shown on the
   application of tax laws that we      Policy Specifications page.
   determine to be properly
   attributable to the Investment       BASIS OF COMPUTATION
   Division, or any amount we set       The minimum cash values in the Fixed
   aside during the Valuation Period    Account and guaranteed cost of
   as a reserve for taxes attributable  insurance rates are based on the
   to the operation or maintenance of   mortality table and the Fixed Account
   the Investment Division; divided by  Cash Value Guaranteed Interest Rate as
5. The value of the assets at the end   shown on the Policy Specifications
   of the last Valuation Period.        page.

LOAN ACCOUNT CASH VALUE                 All values are at least equal to those
The cash value in the Loan Account as   required by the law of the state that
of the Investment Start Date is equal   governs the Policy. We have filed a
to the amount transferred into the      detailed statement, if required,
Loan Account on that day.               showing the method of calculating cash
                                        values and reserves with the insurance
The cash value in the Loan Account on   supervisory official of that state.
any day after the Investment Start
Date is equal to:
1. The cash value in the Loan Account
   on the preceding Valuation Date,
   with interest at the Loan Interest
   Rate Credited shown on the Policy
   Specifications page; plus
2. Any amount transferred to the Loan
   Account from the Fixed Account on
   that day; plus
3. Any amount transferred to the Loan
   Account from the Investment
   Divisions on that day; plus
4. If that day is a policy
   anniversary, any amount due to
   cover unpaid Loan Interest; less
5. Any amount transferred from the
   Loan Account to the Fixed Account
   on that day; less
6. Any amount transferred from the
   Loan Account to the Investment
   Divisions on that day.

5E-47-15-CV                                                            Page 15

 ACCESSING YOUR POLICY'S VALUE

 CASH SURRENDER VALUE OF YOUR POLICY       REPAYING YOUR LOAN AND LOAN INTEREST
                                           Your Policy Loan Balance can be
 CASH SURRENDER VALUE                      repaid in whole or in part at any
 The Cash Surrender Value of the           time before the death of the
 Policy is the amount we use to            Insured and while the Policy is in
 determine what is available to you        force. When a loan repayment is
 for Loans, Withdrawals and                made, an amount equal to the loan
 Surrenders. It is equal to the Cash       repayment will be transferred from
 Value at the time of surrender,           the Loan Account to the Fixed
 less any Policy Loan Balance.             Account and the Investment
                                           Divisions in the same proportion
 LOANS                                     that the cash value in each bears
                                           to the total Cash Value less the
 BORROWING MONEY FROM YOUR POLICY          cash value in the Loan Account.
 If your Policy has Loan Value, you
 can borrow money from your Policy         Any payment we receive will be
 by making a request In Writing. The       applied as a premium payment unless
 maximum amount you may borrow is          it is clearly marked as a Loan or
 defined below as the Loan Value.          Loan Interest repayment.

 The Loan Value on the date the loan       The Policy Proceeds and Cash
 is made is equal to:                      Surrender Value reflect the
 1. The Cash Value; plus                   deduction of any outstanding Policy
 2. Interest at the Fixed Account          Loan Balance.
    Cash Value Guaranteed Interest
    Rate to the next policy                If your Policy has an Excess Loan,
    anniversary; less                      we will send a notice to your last
 3. Any Policy Loan Balance; less          known address and that of any
 4. Loan Interest at the Maximum           assignee of record. We will allow
    Fixed Loan Interest Rate to the        you a Grace Period for payment of
    next policy anniversary                the excess due. If the excess due
    (including any Loan Interest           remains unpaid at the end of the
    that would be due on the new           Grace Period, the Policy will lapse
    loan); less                            without value. The Grace Period
 5. The most recent Monthly                will end 62 days from the date the
    Deduction charged, times the           notice is sent.
    number of policy months to the
    next policy anniversary.

 The Policy will be the sole
 security for such Loan.

 The amount of each loan request
 must be at least equal to the
 Minimum Loan Amount shown on the
 Policy Specification page.

 The Loan will be allocated among
 the Fixed Account and the
 Investment Divisions in the same
 proportion that the respective cash
 value in each bears to the total
 Cash Value less the cash value in
 the Loan Account on the date of the
 Loan.

 Cash value equal to the Loan
 allocated to the Fixed Account and
 each Investment Division will be
 transferred to the Loan Account. It
 will earn interest at an annual
 effective rate not less than the
 Loan Interest Rate Credited.
 Interest earned on the cash value
 in the Loan Account will remain in
 the Loan Account until: we receive
 a loan repayment; a new Loan is
 made; the Policy enters the Grace
 Period; or the next policy
 anniversary. Upon any of these
 events, the interest earned on the
 Loan Account will be transferred to
 the Fixed Account and the
 Investment Divisions in proportion
 to the cash value in each.

 5E-47-15-CV                                                          Page 16

 ACCESSING YOUR POLICY'S VALUE
 (CONTINUED)

 WITHDRAWALS

 WITHDRAWING MONEY FROM YOUR POLICY
 After the first policy year, you may   The Face Amount will be decreased in
 make a request In Writing for a        the following order, unless any rider
 Withdrawal from the Cash Surrender     made a part of the Policy states
 Value. A Withdrawal is subject to the  otherwise:
 conditions below.                      1. Each Requested Increase in
                                           succession, starting with the most
 CONDITIONS FOR WITHDRAWING MONEY          recent Requested Increase; and then
 We have the right to limit the total   2. The remaining Initial Face Amount;
 amount you may withdraw. The total        and then
 amount you may withdraw will never be  3. Any increase in Face Amount
 less than the Cash Surrender Value        resulting from a change in Death
 times the Percentage Used to              Benefit Option.
 Calculate Maximum Withdrawal Amount
 shown on the Policy Specifications     A decrease in Face Amount may require
 page.                                  a decrease in the amounts provided by
                                        any riders made a part of the Policy.
 Also no Withdrawal will be processed
 unless:                                The Death Benefit of the Policy will
 1. The Cash Surrender Value after the  be based on the Face Amount after the
    Withdrawal is large enough to       Withdrawal and the reduced Cash
    cover two Monthly Deductions;       Value. The Face Amount of the Policy
 2. The Face Amount after the           will be decreased, if necessary, such
    Withdrawal, excluding riders, is    that the Net Amount at Risk after the
    at least the Minimum Face Amount    Withdrawal is not greater than the
    shown on the Policy Specifications  Net Amount at Risk before the
    page; and                           Withdrawal.
 3. The Policy continues to qualify as
    life insurance under applicable     Unless otherwise requested, the
    tax law after the Withdrawal.       amount will be paid to you in one
                                        sum, which includes placing the
 There is a minimum amount you can      amount in an account that earns
 withdraw from your Policy at any one   interest. If an account is
 time. The minimum amount is shown on   established, you will be the
 the Policy Specifications page as the  accountholder and will have immediate
 Minimum Withdrawal Amount.             access to all of the funds in the
                                        account. You may choose In Writing to
 There is a limit on how many           apply all or part of the amount to a
 Withdrawals from your Policy you can   Payment Option. See the Payment
 make in any policy year. This limit    Options Section.
 is shown on the Policy Specifications
 page as the Maximum Number of          ALLOCATION OF WITHDRAWALS
 Withdrawals Yearly. We may charge a    Subject to the Conditions for
 fee for a Withdrawal. If we do, it     Withdrawing Money, Withdrawals will
 will not be more than [$25.00].        be allocated among the Fixed Account
                                        and the Investment Divisions in the
 We have the right to change the        same proportion that the respective
 minimum and maximum amounts or the     cash value in each bears to the total
 maximum number of Withdrawals.         Cash Value less the cash value in the
                                        Loan Account on the date of the
 The maximum amount of a Withdrawal     Withdrawal. If the Fixed Account
 from any one of the Investment         conditions will not allow this
 Divisions is the lesser of:            proportionate allocation, we will
 1. [90%] of the part of the Cash       contact you so that you may specify
    Surrender Value in that Investment  an acceptable allocation.
    Division at the start of that
    policy year; and
 2. The amount required to keep the
    Face Amount, excluding riders,
    from being less than the Minimum
    Face Amount.

 The Face Amount of the Policy will be
 decreased, if necessary, after the
 Withdrawal so that the Net Amount at
 Risk is not greater than it was prior
 to the Withdrawal.

 5E-47-15-CV                                                          Page 17

ACCESSING YOUR POLICY'S VALUE
(CONTINUED)

FIXED ACCOUNT WITHDRAWALS AND        TRANSFERS
TRANSFERS
                                     TRANSFERRING MONEY BETWEEN THE FIXED
LIMITS ON WITHDRAWALS AND TRANSFERS  ACCOUNT AND INVESTMENT DIVISIONS
FROM THE FIXED ACCOUNT               If the Policy is in force you may
There are limits on Withdrawals and  transfer amounts: between the Fixed
transfers from the Fixed Account.    Account and the Investment
The limits are described below.      Divisions; and among the Investment
                                     Divisions.
Withdrawals and transfers from the
Fixed Account can be made only once  Transfers are subject to the each policy year and only within 30  following conditions:
days after each policy anniversary.  1. We must receive the request In
                                        Writing;
The maximum amount of all            2. The request must be expressed as
Withdrawals and transfers from the      a dollar amount or as a
Fixed Account in a policy year is       percentage in whole numbers;
the greater of:                      3. The minimum amount of the
1. The part of the Cash Surrender       transfer must be equal to the
   Value in the Fixed Account at        lesser of [$50] and the total
   the start of that policy year        amount in the Fixed Account or
   times Maximum Fixed Account          Investment Division from which
   Withdrawal Percent; and              the transfer is being made;
2. The last policy year's Fixed      4. We may charge a fee for a
   Account maximum withdrawal           transfer. If we do, it will not
   amount.                              be more than the Maximum Transfer
   However, if less than $[50]          Processing Charge shown on the
   would remain in the Fixed            Policy Specifications page; and
   Account after the Withdrawal,     5. We reserve the right to limit the
   you can withdraw all of the Cash     number of transfers in each
   Surrender Value in the Fixed         policy year to [4].
   Account.
                                     We will consider all transfers that
LIMITS ON TRANSFERS AND ALLOCATIONS  occur on the same day as one
TO THE FIXED ACCOUNT                 transfer for the purpose of
There are limits on transfers and    determining: any charge under item 4
allocations to the Fixed Account.    above; and the number of transfers
The limits are described below.      made in a policy year under item 5
                                     above.
The Fixed Account cash value
immediately after any transfer to    Your right to make transfers is
the Fixed Account cannot exceed:     subject to restrictions imposed by
the Fixed Account cash value plus    us. We will only restrict your right
the Separate Account cash value;     if we determine, in our sole
times the Maximum Fixed Account      opinion, that the exercise of the
Allocation Percent.                  right by one or more owners with
                                     interests in the Investment Division
We reserve the right to limit new    is, or would be, to the disadvantage
amounts being transferred or         of other owners. Restrictions may be
allocated to the Fixed Account. We   applied in any manner reasonably
will only limit new amounts if the   designed to prevent any use of the
rate of interest that would be used  transfer right that we consider to
for the new amount is equal to the   be to the disadvantage of other
Fixed Account Cash Value Guaranteed  owners. A restriction could be
Interest Rate.                       applied to transfers to and from one
                                     or more of the Investment Divisions
                                     and could include, but is not
                                     limited to:
                                     1. The requirement of a minimum time
                                        period between each transfer;
                                     2. Not accepting a transfer request
                                        from a third party acting under
                                        authorization on behalf of more
                                        than one owner; or
                                     3. Limiting the dollar amount that
                                        may be transferred by an owner
                                        between the Investment Divisions
                                        at any one time.

 5E-47-15-CV                                                          Page 18

 ACCESSING YOUR POLICY'S VALUE
 (CONTINUED)

 SURRENDERS                             POSTPONEMENT OF PAYMENTS AND TRANSFERS

 SURRENDERING YOUR POLICY               OUR RIGHT TO POSTPONE PAYMENTS AND
 You may surrender the Policy for its   TRANSFERS
 Cash Surrender Value during the        We will usually pay any amounts for
 lifetime of the Insured. We will       Loans, surrenders and Withdrawals
 determine the Cash Surrender Value as  allocated to the Investment Divisions
 of the date we receive your request    within seven days after we receive
 In Writing.                            the request In Writing. We will
                                        usually pay any Death Benefit
 If the surrender occurs on a Monthly   proceeds within seven days after we
 Anniversary, the Policy will           receive due proof of claim. Payment
 terminate on that date. Further, the   of any amount from the Investment
 Cash Surrender Value will not be       Divisions on Loans (except when used
 reduced by the Monthly Deduction due   to pay premiums on policies issued by
 on that date for a subsequent policy   us), surrenders, Withdrawals and
 month. If the surrender occurs on any  death may be postponed whenever:
 date other than a Monthly              1. The New York Stock Exchange is
 Anniversary, the Policy will              closed (other than customary
 terminate on the next Monthly             weekend and holiday closing) or
 Anniversary date.                         trading on the New York Stock
                                           Exchange is restricted as
 If the Insured dies on or after the       determined by the SEC;
 date of surrender and before the       2. The SEC, by order, permits
 Policy terminates: the surrender will     postponement for the protection of
 be reversed; the Cash Surrender Value     policy owners; or
 paid to you will be converted to a     3. An emergency exists as determined
 Loan; and the Policy Proceeds will be     by the SEC, as a result of which
 paid. This means the Cash Surrender       disposal of securities is not
 Value paid to you will be deducted        reasonably practicable or it is
 from the Policy Proceeds. See the         not reasonably practicable to
 Payment to Your Beneficiary provision.    determine the value of the net
                                           assets of the Separate Account.
 Unless otherwise requested, the
 proceeds will be paid to you in one    We have the right to postpone
 sum, which includes placing the        Transfers under the conditions listed
 amount in an account that earns        above.
 interest. If an account is
 established, you will be the           We have the right to defer payment of
 accountholder and will have immediate  the part of any amount paid from the
 access to all of the funds in the      Fixed Account on surrender and
 account. You may choose In Writing to  Withdrawals for not more than six
 apply all or part of the proceeds to   months.
 a Payment Option. See the Payment
 Options Section.                       We have the right to defer payment of
                                        the part of any Loan from the Fixed
                                        Account for not more than six months,
                                        except for payment of premiums to us.

 5E-47-15-CV                                                          Page 19

 CHANGING YOUR POLICY

 POLICY CHANGES

 POLICY CHANGES                         INCREASING YOUR FACE AMOUNT
 After the first policy anniversary     Each Requested Increase will be
 and prior to Attained Age 121, you     subject to the following:
 can request policy changes at any      1. We must receive proof satisfactory
 time unless we have stated otherwise      to us that the Insured is
 in the Policy. We may allow only one      insurable by our standards on the
 change per policy year. No change         date of the Requested Increase.
 will be made that would result in the  2. The charges for the increase will
 Policy failing to qualify as life         be based on the risk class the
 insurance under applicable tax law.       Insured qualifies for on the Date
                                           of Coverage for the Requested
 Following are the types of changes        Increase.
 that are allowed.                      3. New insurance must be available
                                           under our underwriting rules on
 CHANGING YOUR POLICY'S FACE AMOUNT        the same plan at the Attained Age
 You can ask us to decrease or             of the Insured on the date of the
 increase the Face Amount of your          Requested Increase.
 Policy. The request must be In         4. The increase must be at least
 Writing.                                  equal to the Minimum Face Amount
                                           Increase shown on the Policy
 DECREASING YOUR POLICY'S FACE AMOUNT      Specifications page.
 Each requested decrease in Face        5. The total Face Amount after the
 Amount will be subject to the             increase cannot be greater than
 following:                                our published maximums. The total
 1. The decrease will reduce the Face      Face Amount is equal to the Face
    Amount in the following order,         Amount before the Requested
    unless any rider made a part of        Increase plus the Requested
    the Policy states otherwise:           Increase.
     a. Each Requested Increase in
        succession, starting with the   We will send new Policy
        most recent Requested           Specifications pages to show the Date
        Increase; and then              of Coverage for and charges
     b. The remaining Initial Face      applicable to the increase in Face
        Amount; and then                Amount. The increase will take effect
     c. Any increase in Face Amount     on the date we approve the Requested
        resulting from a change in      Increase.
        Death Benefit Option.
 2. The Face Amount after the           ADDITION OF RIDERS
    requested decrease may not be less You can ask us to add a rider to the than the Minimum Face Amount shown Policy. The request must be In on the Policy Specifications page.  Writing. Proof of insurability may be
 3. The decrease must be at least       required. If we approve your request,
    equal to the Minimum Face Amount    the addition of the rider will take
    Decrease shown on the Policy        effect on the Issue Date of the Rider.
    Specifications page.
 4. Decreasing the Face Amount could    CHANGE IN RISK CLASS
    result in a decrease in amounts     You can apply for a better risk
    provided by any riders made a part  class. The request must be In
    of the Policy.                      Writing. Proof of insurability will
 5. The decrease may require us to      be required. If we approve your
    distribute a part of the Cash       request, the change will take effect
    Value to you.                       on the date we approve your request.

 We will send new Policy
 Specifications pages to show the
 decreased Face Amount. The decrease
 will take effect on the date we
 receive your request.

 5E-47-15-CV                                                          Page 20

CHANGING YOUR POLICY                   BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

                                        DEATH BENEFIT

CHANGING YOUR POLICY'S DEATH            PAYMENT TO YOUR BENEFICIARY
BENEFIT OPTION                          We will pay the Policy Proceeds
You can ask us to change the            to the Beneficiary upon receipt
Death Benefit Option. The request       of due proof of the Insured's
must be In Writing. We may              death. The Policy Proceeds are
require proof that the Insured is       equal to:
insurable by our standards on the       1. The Death Benefit; plus
date of the change. The effective       2. Any insurance on the life of
date of the change will be the             the Insured provided by riders
date we approve your request. The          (unless the rider's Face
Death Benefit payable will not             Amount or Death Benefit is
change as a result of this                 reflected in the Death Benefit
change, but the Face Amount may            of the Policy); plus
change. Changes are allowed as          3. The Total Monthly Cost of
follows:                                   Insurance for the part of the
1. Change from Death Benefit               policy month from the date of
   Option A to Death Benefit               the Insured's death to the end
   Option B.                               of that policy month; plus
                                        4. Any premium received after the
   The Face Amount of the Policy           date of the Insured's death;
   will be decreased, if                   less
   necessary, to equal the Death        5. Any Amount Due under a Grace
   Benefit less the Cash Value on          Period provision as of the
   the effective date of the               date of the Insured's death;
   change. This change will not            less
   be allowed if it would result        6. Any Policy Loan Balance.
   in a Face Amount for the
   Policy that is less than the         In no event will the amount
   Minimum Face Amount shown on         payable upon the death of the
   the Policy Specifications            Insured be less than the minimum
   page. The decrease will reduce       amount required to permit the
   the Face Amount in the               Policy to qualify as life
   following order, unless any          insurance under the applicable
   rider made a part of the             tax law.
   Policy states otherwise:
    a. Each Requested Increase in       DEATH BENEFIT OPTIONS
       succession, starting with        Your Policy allows you to choose
       the most recent increase;        between two Death Benefit
       and then                         Options. The amount of the Death
    b. The remaining Initial Face       Benefit depends upon the Death
       Amount; and then                 Benefit Option in effect on the
    c. Any increase in Face             date of the Insured's death. The
       Amount resulting from a          Death Benefit Option in effect is
       change in Death Benefit          shown on the most recent Policy
       Option.                          Specifications page.

   A decrease in Face Amount            DEATH BENEFIT OPTION A
   could result in a decrease in        The Death Benefit prior to
   amounts provided by any riders       Attained Age 121 is equal to the
   made a part of the Policy.           greater of:
                                        1. The Face Amount; and
2. Change from Death Benefit            2. The Policy's Cash Value times
   Option B to Death Benefit               the applicable Minimum Death
   Option A.                               Benefit Factor for the
                                           Insured's Attained Age as
   The Face Amount of the Policy           shown on the Minimum Death
   will be increased, if                   Benefit Factors page.
   necessary, to equal the Death
   Benefit on the effective date        DEATH BENEFIT OPTION B
   of the change.                       The Death Benefit prior to
                                        Attained Age 121 is equal to the
                                        greater of:
                                        1. The Face Amount plus the Cash
                                           Value on the date of death; and
                                        2. The Policy's Cash Value times
                                           the applicable Minimum Death
                                           Benefit Factor for the
                                           Insured's Attained Age as
                                           shown on the Minimum Death
                                           Benefit Factors page.

 5E-47-15-CV                                                          Page 21

BENEFITS PROVIDED BY YOUR POLICY
(CONTINUED)

 In no case will the Death Benefit be If the Policy is in force on or after less than the minimum amount required Attained Age 121: loans may be taken;
 to meet the definition of life         and loan repayments, Withdrawals,
 insurance under applicable tax law.    transfers and surrenders may be made.

 If the Face Amount or Death Benefit    PLEASE NOTE: THE POLICY MAY NOT
 of a rider is to be included for the   QUALIFY AS A LIFE INSURANCE CONTRACT
 purposes of calculating the Death      UNDER APPLICABLE TAX LAW ON OR AFTER
 Benefit under the above Options, it    ATTAINED AGE 121 AND MAY BE SUBJECT
 will be indicated in the rider.        TO TAX CONSEQUENCES. PLEASE CONSULT A
                                        TAX ADVISOR PRIOR TO CONTINUING THE
 Any time the Death Benefit less the    POLICY BEYOND ATTAINED AGE 121.
 Cash Value is greater than the then
 current Face Amount, we have the       PAYMENT OF THE POLICY BENEFITS
 right to distribute a part of the
 Cash Value to you. The amount of the   PAYMENT OF THE POLICY PROCEEDS
 distribution will be the amount        Unless otherwise requested, when the
 required to make the Death Benefit     Insured dies we will pay the Policy
 less the Cash Value after the          Proceeds to the Payee in one sum,
 distribution equal to the then         which includes placing the amount in
 current Face Amount.                   an account that earns interest. If an
                                        account is established, the Payee
 BENEFITS ON OR AFTER ATTAINED AGE 121  will be the accountholder and will have immediate access to all of the
 BENEFITS PAYABLE ON OR AFTER ATTAINED  funds in the account.
 AGE 121
 If the Insured is living and the       The Payee can choose to apply all or
 Policy is in force at Attained Age     part of the Policy Proceeds to a
 121, you may choose to terminate the   Payment Option. Further, with our
 Policy and receive the Cash Surrender consent, any Payee who is entitled to Value, if it is greater than zero, as receive proceeds in one sum when a
 a Maturity Benefit.                    Payment Option ends, or at the death
                                        of a prior Payee, or when the
 CONTINUATION OF THE POLICY BEYOND      proceeds are withdrawn, can choose to
 ATTAINED AGE 121                       apply the proceeds to a Payment
 You may continue the Policy beyond     Option.
 Attained Age 121 until the death of
 the Insured.

 If the Policy is in force on or after
 Attained Age 121, the amount of the
 Death Benefit depends on the Death
 Benefit Option in effect on the date
 of the Insured's death. The Death
 Benefit Option is shown on the most
 recent Policy Specifications page.

 DEATH BENEFIT OPTION A
 The Death Benefit on or after
 Attained Age 121 will be the greater
 of:
 1. The Face Amount on the date of the
    Insured's death plus any rider
    death benefits determined as of
    the day prior to Attained Age 121
    (unless otherwise indicated in the
    rider); and
 2. 101 percent of the Cash Value on
    the date of the Insured's death.

 DEATH BENEFIT OPTION B
 The Death Benefit on or after
 Attained Age 121 will be: the Face
 Amount of the Policy on the date of
 the Insured's death; plus the Cash
 Value on the date of the Insured's
 death.

 If the Face Amount or Death Benefit
 of a rider made a part of the Policy
 is to be included for the purposes of
 calculating the Death Benefit under
 the above Options, it will be
 indicated in the rider.

 The Policy will stay in effect after
 Attained Age 121 as long as the Cash
 Surrender Value remains greater than
 or equal to zero.

 5E-47-15-CV                                                          Page 22

AVAILABLE PAYMENT OPTIONS

 PAYMENT OPTIONS

 CHOICES OF PAYMENT OPTIONS; OPTION     OTHER PAYMENT OPTIONS AND FREQUENCIES
 DATE                                   Other Payment Options and payment
 The choice of a Payment Option and     frequencies may be arranged with us.
 the naming of the Payee must be In
 Writing. You can make, change or       LIMITATIONS
 revoke the choice before the death of  If installments under an Option would
 the Insured. The Option Date is the    be less than [$50.00], proceeds can
 effective date of the Payment Option,  be applied to a Payment Option only
 as chosen.                             with our consent.

 When a Payment Option starts, a        AFTER A PAYEE DIES
 contract will be issued by us or by    Amounts to be paid after the death of
 an affiliate that will describe the    a Payee under a Payment Option will
 terms of the Option.                   be paid as due to the successor
                                        Payee. If there is no successor
 If your Policy has a collateral        Payee, amounts will be paid in one
 assignment, it will change a prior     sum to the estate of the last Payee
 choice of a Payment Option. In this    to die. If a Payee under a Life
 case, the amount due any assignee      Income Option dies within 30 days
 will be paid to the assignee in one    after the Option Date, the amount
 sum and the balance will be applied    applied to the Option, less any
 under the Payment Option.              payments made, will be paid in one
                                        sum, unless a Payment Option is
 LIFE INCOME OPTIONS                    chosen.
 Guaranteed Life Income Options are
 based on the age of the Payee on the
 Option Date. We will require proof of
 age. The Life Income payments will be
 based on the rates shown in the Life
 Income Tables; or, if they are
 greater, our Payment Option rates on
 the Option Date. If the rates at a
 given age are the same for different
 periods certain, the longest period
 certain will be deemed to have been
 chosen.

 SINGLE LIFE INCOME OPTION
 If this Option is chosen, we will
 make monthly payments during the
 lifetime of the Payee.

 SINGLE LIFE INCOME - 10 YEAR
 GUARANTEED PAYMENT PERIOD OPTION
 If this Option is chosen, we will
 make monthly payments during the life
 of the Payee with a guaranteed
 payment period of 10 years.

 JOINT AND SURVIVOR LIFE INCOME OPTION
 If this Option is chosen, monthly
 payments will be made:
 1. While either of two Payees is
    living, called "Joint and Survivor
    Life Income", or
 2. While either of two Payees is
    living, but for at least 10 years,
    called "Joint and Survivor Life
    Income, 10 Years Certain".

 5E-47-15-CV                                                          Page 23

AVAILABLE PAYMENT OPTIONS
(CONTINUED)

LIFE INCOME TABLES

MINIMUM PAYMENTS UNDER PAYMENT OPTIONS            JOINT AND SURVIVOR LIFE INCOME
Monthly payments for each $1,000 applied will                Joint and Survivor
                                                             -------------------
not be less than the amounts shown in the          Age of
following Tables. On request, we will provide       Both     One Male and
additional information about amounts of minimum    Payees     One Female  Unisex
                                                  ------------------------------
payments. The amounts shown below are based on       50         $1.95     $1.94
an interest rate of 1/2 percent a year and the       55          2.14      2.14
2000 Annuity Mortality Table.                        60          2.39      2.38
                                                     65          2.69      2.69
                                                     70          3.10      3.09
SINGLE LIFE INCOME                                   75          3.64      3.63
                                                     80          4.39      4.37
                                                     85          5.45      5.42
         Payee's                LIFE INCOME       90 & over      6.96      6.93
                            --------------------
           Age              Male  Female Unisex
------------------------------------------------
            50              $2.32 $2.15  $2.22
            55               2.60  2.39   2.47
            60               2.96  2.69   2.79               JOINT AND SURVIVOR,
            65               3.41  3.08   3.21                10 YEARS CERTAIN
                                                             -------------------
            70               4.02  3.60   3.76     Age of
            75               4.86  4.31   4.52      Both     One Male and
            80               6.01  5.33   5.58     Payees     One Female  Unisex
                                                  ------------------------------
            85               7.62  6.82   7.12       50         $1.95     $1.94
        90 & over            9.87  9.04   9.36       55          2.14      2.14
                                                     60          2.39      2.38
                                                     65          2.69      2.69
                                                     70          3.10      3.09
                                                     75          3.63      3.62
                            10 YEAR GUARANTEED       80          4.35      4.33
         Payee's              PAYMENT PERIOD         85          5.28      5.26
                            --------------------
           Age              Male  Female Unisex   90 & over      6.37      6.35
------------------------------------------------
            50              $2.32 $2.15  $2.21
            55               2.59  2.38   2.46
            60               2.93  2.68   2.78
            65               3.36  3.06   3.18
            70               3.92  3.55   3.69
            75               4.63  4.20   4.36
            80               5.47  5.03   5.20
            85               6.39  6.04   6.18
        90 & over            7.26  7.06   7.14

 5E-47-15-CV                                                          Page 24

CHARGES APPLIED TO YOUR POLICY

CHARGES INCLUDED IN THE MONTHLY
DEDUCTION

MONTHLY DEDUCTION                       MONTHLY MORTALITY AND EXPENSE RISK
On each Monthly Anniversary date, we    CHARGE
deduct charges from your Policy's Cash  A Monthly Mortality and Expense Risk
Value. The sum of these charges is      Charge will be assessed for your
called the "Monthly Deduction". The     Policy on each Monthly Anniversary. It
Monthly Deduction for the next month    will not exceed the applicable Maximum
is deducted on the Monthly Anniversary  Monthly Mortality and Expense Risk
date and is equal to:                   Charge shown on the Policy
1. The Monthly Mortality and Expense    Specifications page times the cash
   Risk Charge; plus                    value in the Separate Account at the
2. The Monthly Coverage Expense         start of the current Monthly
   Charge; plus                         Anniversary. If the cash value in the
3. The Monthly Policy Charge; plus      Separate Account is negative, the
4. The monthly costs for any riders     Monthly Mortality and Expense Risk
   made a part of the Policy, unless    Charge will not be deducted for that
   otherwise indicated in a rider; plus month.
5. The Total Monthly Cost of Insurance
   (described in the Total Monthly      If the Policy is reinstated, any time
   Cost of Insurance provision).        that the Policy was not in force will
                                        not be counted when we determine the
The Monthly Deduction for a policy      applicable Monthly Mortality and
month will be taken from the Fixed      Expense Risk Charge.
Account and the Investment Divisions
in the same proportion that the         MONTHLY COVERAGE EXPENSE CHARGE
respective cash value in each bears to  A Monthly Coverage Expense Charge will
the total Cash Value less the cash      be assessed for each piece of
value in the Loan Account on the        coverage, except coverage amounts
Monthly Anniversary. However, at any    resulting from a change in Death
time you can choose In Writing to have  Benefit Option. The Charge for each
Monthly Deductions allocated to:        piece of coverage is equal to: the
1. The Fixed Account or to a specific   Initial Face Amount for each piece of
   Investment Division until the cash   coverage; times its applicable Monthly
   value in the Fixed Account or that   Coverage Expense Charge rate for the
   Investment Division is equal to      year; divided by 1,000.
   zero; and then
2. To the Fixed Account and the         The Maximum Monthly Coverage Expense
   remaining Investment Divisions in    Charge for each piece of coverage is
   the same proportion that the         shown on that coverage's Policy
   respective cash value in each bears  Specifications page.
   to the total Cash Value less the
   cash value in the Loan Account on    The Monthly Coverage Expense Charge
   the Monthly Anniversary.             for any piece of coverage will
                                        continue to be assessed based on the
You can change the Monthly Deduction    Initial Face Amount of that piece of
allocation by making a request In       coverage regardless of any subsequent
Writing.                                decrease in the Face Amount including
                                        a reduction to zero.
We will not take any Monthly
Deductions from your Policy's Cash      If the Policy is reinstated, any time
Value on or after Attained Age 121.     that the Policy was not in force will
                                        not be counted when we determine the
                                        applicable Monthly Coverage Expense
                                        Charge.

                                        MONTHLY POLICY CHARGE
                                        A Monthly Policy Charge will be
                                        assessed on your Policy. The
                                        applicable Monthly Policy Charge will
                                        never exceed the Maximum shown on the
                                        Policy Specifications page.

                                        If the Policy is reinstated, any time
                                        that the Policy was not in force will
                                        not be counted when we determine the
                                        applicable Monthly Policy Charge.

5E-47-15-CV                                                            Page 25

CHARGES APPLIED YOUR POLICY
(CONTINUED)

                                        OTHER CHARGES

TOTAL MONTHLY COST OF INSURANCE         CHARGE APPLIED TO YOUR PREMIUM PAYMENTS
A Monthly Cost of Insurance Charge      We will deduct a "Percent of Premium
will be assessed for each piece of      Charge" from each premium we receive.
coverage. The Charge covers the cost    This Charge covers premiums received
of providing insurance coverage for     for the Initial Face Amount and each
the next month. It is included in the   Requested Increase. The Charge for
Total Monthly Cost of Insurance.        each piece of coverage is equal to:
                                        the amount of premium allocated to the
The Total Monthly Cost of Insurance is  piece of coverage; times the Percent
equal to:                               of Premium Charge for that piece of
1. The Net Amount at Risk that is       coverage. The Maximum Percent of
   allocated to the remaining Initial   Premium Charge for each piece of
   Face Amount plus any increase in     coverage is shown on that coverage's
   Face Amount resulting from a change  Policy Specifications page.
   in Death Benefit Option multiplied
   by the Monthly Cost of Insurance     Premiums will be allocated to each
   Rate for the Initial Face Amount,    piece of coverage in the following
   divided by 1,000; plus               order:
2. The Net Amount at Risk that is       1. In succession starting with the
   allocated to each Requested             most recent Requested Increase up
   Increase multiplied by the Monthly      to and including its Target Premium
   Cost of Insurance Rate for each         amount; and then
   Requested Increase, divided by       2. To the coverage provided by the
   1,000.                                  Initial Face Amount up to and
                                           including its Target Premium
MONTHLY COST OF INSURANCE RATES            amount; and then
At the start of each policy year, we    3. Any remaining premium will be
will set the "Monthly Cost of              allocated to each piece of coverage
Insurance Rate" used to calculate the      based on the percentage allocated
Monthly Cost of Insurance charge for       to it in items 1. and 2. above.
your Policy. Separate Monthly Cost of
Insurance Rates are determined for:     If the Policy is reinstated, any time
the Initial Face Amount plus any        that the Policy was not in force will
increase in Face Amount resulting from not be counted when we determine the a Death Benefit Option change; and for applicable Percent of Premium Charge. each Requested Increase. The Monthly
Cost of Insurance Rate for each piece
of coverage is based on the Attained
Age, risk class and sex of the Insured.

If the Death Benefit is equal to the
Policy's Cash Value times the
applicable Minimum Death Benefit
Factor, any increase in Cash Value
will cause an automatic increase in
the Death Benefit. The Monthly Cost of
Insurance Rate for such an increase is
based on the Attained Age, the risk
class used for the most recent
Requested Increase and sex of the
Insured.

The Monthly Cost of Insurance Rates
for each piece of coverage will never
exceed the rates shown on the Table of
Guaranteed Maximum Monthly Cost of
Insurance Rates page for that
coverage. Any change in the cost of
insurance rates will apply to all
persons of the same Attained Age, sex,
and risk class whose coverage has been
in force for the same length of time.

5E-47-15-CV                                                            Page 26

CHARGES APPLIED TO YOUR POLICY          GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

                                        SEPARATE ACCOUNT AND INVESTMENT
                                        DIVISIONS

INTEREST WE CHARGE ON POLICY LOANS      SEPARATE ACCOUNT
We charge interest on any loans. The    The variable benefits under your
rate we charge will not exceed the      Policy are provided through
Maximum Fixed Loan Interest Rate based  investments in the Separate Account.
on the policy year as shown on the      This account is used for flexible
Policy Specifications page. The Loan    premium variable life insurance
Interest is due each year on the        policies and, if permitted by law, may
policy anniversary.                     be used for other policies or
                                        contracts as well.
If you do not pay the loan interest
when it is due, an amount of cash       We hold the assets of the Separate
value equal to the loan interest will   Account. These assets are held
be added to the existing loan,          separately from the assets held in our
interest will be charged on it and it   general account (which includes the
will be allocated to the Loan Account.  Fixed Account). Income, gains and
The amount transferred will be          losses, whether or not realized, from
deducted from the Fixed Account and     assets allocated to the Separate
the Investment Divisions in the same    Account will be credited to or charged
proportion that the cash value in each against the Separate Account without bears to the total Cash Value less the regard to our other income, gains or
cash value in the Loan Account.         losses.

ILLUSTRATION OF BENEFITS                The part of the assets held in the
You may request In Writing that we      Separate Account equal to the reserves
send you an illustration of benefits.   and other policy liabilities with
We may charge a small fee for any       respect to the Separate Account will
requested illustration after the first not be charged with liabilities that in each policy year. This fee will not arise from any other business we may
exceed [$25.00].                        conduct. We have the right to transfer
                                        any assets of the Separate Account
                                        that exceed the reserves and other
                                        policy liabilities of the Separate
                                        Account to our general account.

                                        The Separate Account is registered
                                        with the Securities and Exchange
                                        Commission as a unit investment trust
                                        under the Investment Company Act of
                                        1940. The Separate Account is also
                                        subject to the laws of the state of
                                        Delaware. To the extent required by
                                        law, the investment policy of the
                                        Separate Account will not be changed
                                        without the approval of the Insurance
                                        Commissioner of the State of Delaware.
                                        If required, the approval process is
                                        on file with the insurance supervisory
                                        official of the state that governs
                                        your Policy.

                                        INVESTMENT DIVISIONS
                                        The Separate Account has multiple
                                        Investment Divisions. The Investment
                                        Divisions invest in shares of
                                        registered investment companies or
                                        other pools of investment assets.

                                        Income, gains and losses, whether or
                                        not realized, from the assets of each
                                        Investment Division are credited to or
                                        charged against that Investment
                                        Division without regard to income,
                                        gains or losses in other Investment
                                        Divisions or in the Fixed Account.

5E-47-15-CV                                                            Page 27

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

                                        GENERAL PROVISIONS

                                        THE CONTRACT
We value the assets of each Investment  We have issued the Policy in
Division at the end of each Valuation   consideration of the Application and
Period.                                 payment of premiums. The Policy
                                        includes the attached Application, any
The values and benefits of the Policy   riders, and any endorsements. Together
depend on: the investment performance   they comprise the entire contract and
of the Investment Divisions; and the    are made a part of the Policy when the
interest credited to the Fixed          insurance applied for is accepted. The
Account. We do not guarantee the        Policy may be changed by mutual
investment performance of the           agreement. Any change must be In
Investment Divisions. You bear the      Writing and approved by our President,
investment risk for amounts invested    Vice President or Secretary. Our
in the Investment Divisions for your    representatives have no authority to
Policy.                                 alter or change any terms, conditions,
                                        or agreements of the Policy, or to
ADDITION, DELETION OR SUBSTITUTION OF   waive any of its provisions.
INVESTMENT DIVISIONS
As permitted by law, we can add or      If we make any payment or any policy
remove shares of a fund that are held   changes in good faith, relying on our
by the Separate Account or that the     records or evidence supplied to us,
Separate Account may buy. When a        our duty will be fully discharged. We
change is made, we will send you: a     have the right to correct any errors
prospectus supplement or a revised      in the Policy.
prospectus for the Separate Account
which will describe all of the funds    STATEMENTS MADE IN THE APPLICATION FOR
then available for your Policy in the   THE POLICY
Separate Account or its successor or    All statements made in the Application
any other investment company in which   for the Policy will be deemed
the Separate Account is invested; and   representations and not warranties.
any notice required by law.             Material misstatements will not be
                                        used to void the Policy or any rider
When shares of a fund are removed, we   or to deny a claim unless made in the
have the right to substitute a          Application for the Policy.
different fund in which the Investment
Division will then invest:              CLAIMS OF CREDITORS
1. The value of the removed shares of   To the extent permitted by law,
   the fund; and                        neither the Policy nor any payment
2. Future net premiums applied to that  under it will be subject to the claim
   Investment Division.                 of creditors or to any legal process.

The investment policy of the Separate   MISSTATEMENT OF AGE OR SEX
Account will not be changed unless the  If we determine while the Insured is
change has been approved by the         living that there was a misstatement
Insurance Commissioner of the State of of age or sex reflected in the Policy, Delaware, if required. We have filed a the policy values will be recalculated statement of the approval process with from the Policy Start Date based on
the insurance supervisory official of   the correct information.
the state that governs your Policy, to
the extent required by law.             If we determine after the Insured's
                                        death that there was a misstatement of
                                        age or sex reflected in the Policy,
                                        the amount of the Death Benefit will
                                        be that which would be bought by the
                                        most recent Monthly Cost of Insurance
                                        at the correct age and sex.

                                        UNISEX BASIS
                                        If the Policy is issued on a unisex
                                        basis, all rates, benefits and values
                                        that contain differences based on sex
                                        are changed to provide the same for
                                        males and females. See bottom of page
                                        3 for the indication of whether the
                                        Policy is issued on a sex-distinct or
                                        unisex basis.

5E-47-15-CV                                                            Page 28

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

INCONTESTABILITY PERIOD                 TAX WITHHOLDING
The insurance issued under the Policy   We will deduct any withholding taxes
will not be contestable after it has    required by applicable law upon Policy
been in force during the lifetime of    surrender, withdrawal of proceeds, or
the Insured:                            upon payment of the Policy Proceeds.
1. With respect to the initial
   coverage, for two years from the     TAX REGULATION OF LIFE INSURANCE
   Policy Issue Date.                   This Policy is intended to qualify as
2. With respect to a Requested          a life insurance contract under
   Increase, for two years from the     applicable tax law. In order to have
   Date of Coverage of the Requested    the Policy continue to qualify, we
   Increase.                            have the right to:
3. With respect to a Death Benefit      1. Restrict certain changes to the
   increase caused by a premium            Policy, such as Death Benefit
   payment that required evidence of       increases;
   insurability, for two years from     2. Make changes to the Policy;
   the date we received the premium     3. Require the issuance of a new
   payment.                                policy in connection with such
4. With respect to a Death Benefit         changes; and
   increase caused by a change in       4. Refuse a premium payment.
   Death Benefit Option that required
   evidence of insurability, for two    We will give you written notice of any
   years from the Date of Coverage of   of the above actions.
   the Death Benefit increase.
                                        ANNUAL REPORT
This provision will not apply to any    Each year, or more often if required
rider that contains its own             by law or regulation, we will send you
incontestability clause.                a report that shows: the Death
                                        Benefit; current policy values;
If the Policy was issued as the result  surrenders; premiums paid and
of the exercise of an option given in   deductions made since the last report;
another policy and proof of             any Policy Loan Balance; and any other
insurability was not required, the      information required by law or
contestable period applicable to the    regulation.
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

SUICIDE EXCLUSION
If the Insured dies by suicide, while
sane or insane, within two years from
the Policy Issue Date, the amount paid
will be limited to the amount of
premiums paid (without interest) less
any Withdrawals. The amount paid will
be reduced by any Policy Loan Balance
on the date of death.

If the Insured dies by suicide, while
sane or insane, after the first two
policy years and within two years of
the Date of Coverage of any Requested
Increase: the increase will not be in
effect; and the part of each Monthly
Deduction attributable to the increase
will be added to the Cash Value prior
to the calculation of the Death
Benefit.

If the Policy was issued as the result
of the exercise of an option given in
another policy and proof of
insurability was not required, the
suicide period applicable to the
coverage resulting from the option
exercise will end at the same time
that it would have ended under the
original policy.

5E-47-15-CV                                                            Page 29

GENERAL PROVISIONS OF YOUR POLICY
(CONTINUED)

OWNER AND BENEFICIARY

OWNER OF THE POLICY                     PROCEDURE FOR CHANGING THE OWNER OR
The Owner can be a person,              BENEFICIARY
corporation, partnership, trust or      You must make a request In Writing
charity. The initial Owner of the       during the Insured's lifetime to
Policy is named in the Application.     change the Beneficiary or Owner. Once
Before the death of the Insured, you    the request is recorded, the change
can change the Owner. The new Owner     will take effect as of the date you
will have all of the rights of the      signed the request, whether or not the
Owner, including the right to make a    Insured is living when we receive your
further change of Owner.                request. The change will be subject to
                                        any legal restrictions. It will also
A change of Owner will void any prior   be subject to any payment we made or
Beneficiary designation unless there    action we took before we recorded the
is an irrevocable Beneficiary.          change.
Irrevocable Beneficiaries must consent
to any change of Beneficiary.           INTERPRETATION OF OWNER AND
                                        BENEFICIARY DESIGNATIONS
If there is more than one Owner, all    A numbered sequence can be used to
Owners must exercise the rights of      name successive Owners or
ownership by joint action. At the       Beneficiaries. Co- beneficiaries will
death of an Owner who is a natural      receive equal shares unless otherwise
person, his or her estate will be the   stated.
Owner, unless a successor Owner has
been named. The rights of the Owner     In naming (designating) Owners or
will end at the death of the Insured,   Beneficiaries, unless otherwise
except as provided in the Beneficiary   stated, if you use the terms below,
of Your Policy provision.               they will be interpreted as stated in
                                        this provision:
BENEFICIARY OF YOUR POLICY              1. A general designation of unnamed
Your Beneficiary can be a person,          children as a group of
corporation, partnership, trust or         Beneficiaries includes all future
charity. The initial Beneficiary is        children born to or adopted by the
named in the Application. After the        Insured after the date of the
Policy Issue Date but before the death     designation.
of the Insured, you can change the      2. "Provision for issue" means that if
Beneficiary; however, an irrevocable       a Beneficiary does not survive the
Beneficiary cannot be changed without      Insured, the share of the Policy
his or her consent. The Beneficiary        Proceeds for that Beneficiary will
has no interest in the Policy until        go to his or her living issue by
the death of the Insured. A person         right of representation.
must survive the Insured to qualify as  3. A designation that specifies a
Beneficiary. If no Beneficiary             family relationship such as "wife",
survives, the proceeds will be paid to     "husband" or "child" refers to
the Owner.                                 their relationship to the Insured.

                                        At the time of payment of benefits, we
                                        can rely on an affidavit of any Owner
                                        or other responsible person to
                                        determine family relations or members
                                        of a class.

                                        ASSIGNMENTS
                                        If you make an absolute assignment of
                                        the Policy, the assignee will be the
                                        new Owner and Beneficiary. If you make
                                        a collateral assignment of the Policy,
                                        there is no change of Owner or
                                        Beneficiary. However, the rights of
                                        the Owner and Beneficiary will be
                                        subject to the terms of the collateral
                                        assignment. Assignments will be
                                        subject to all payments made and
                                        actions taken by us before a signed
                                        copy of the assignment form is
                                        recorded by us at our Designated
                                        Office. We will not be responsible for
                                        determining whether or not an
                                        assignment is valid.

5E-47-15-CV                                                            Page 30

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                                SEE NEXT PAGE.


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FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a flexible premium variable
life insurance policy where premiums
can be paid until Attained Age 121. It
does not pay dividends. THIS POLICY
DOES NOT HAVE SURRENDER CHARGES. You
may continue the coverage provided by
the Policy beyond Attained Age 121.
See the Benefits on or after Attained
Age 121 provision. If the Insured dies
while the Policy is in force, we will
pay the Policy Proceeds to the
Beneficiary. We must receive due proof
of the Insured's death. The Policy
Proceeds are described in the Payment
to Your Beneficiary provision. Any
payment will be subject to all of the
provisions of the Policy.

5E-47-15-CV                                                            Page 32